Exhibit 99.1

Intellia Therapeutics Names Fred Cohen, M.D., to Board of Directors

CAMBRIDGE, Mass., January 24, 2019 (GLOBE NEWSWIRE) – Intellia Therapeutics, Inc. (NASDAQ:NTLA), a leading genome editing company focused on developing curative therapeutics using CRISPR/Cas9 technology both in vivo and ex vivo, has appointed Fred Cohen, M.D., D.Phil, F.A.C.P., to its board of directors. Dr. Cohen, a noted veteran of the biotechnology industry with vast experience across multiple companies, joins Intellia’s board as the company’s pipeline heads toward clinical development.

“We are honored to have Fred join Intellia’s board of directors. Fred has experience in the biotech industry that is unsurpassed for its breadth and depth. He has worked with early-stage companies as they move to the clinic as well as helped mature, product-based organizations pursue growth strategies,” said Intellia President and Chief Executive Officer John Leonard, M.D. “Fred brings deep insights to realizing the vast potential of genome editing therapy, both for in vivo and engineered cell approaches, and he will help Intellia further our strategic goal of building a full-spectrum genome editing company.”

Dr. Cohen is a founder and senior managing director at Vida Ventures. Prior to Vida, he founded and was a partner at TPG Biotechnology, where he served 16 years. Dr. Cohen also was previously the chief of endocrinology and metabolism and a professor of cellular and molecular pharmacology, medicine, biochemistry and biophysics at the University of California, San Francisco (UCSF).

Elected to the National Academy of Medicine in 2004 and the American Academy of Arts and Sciences in 2008, Dr. Cohen is best known as a pioneer in prion diseases, has published over 200 papers and has received multiple awards. He currently serves on the board of directors of Genomic Health Inc., CareDx Inc., Veracyte Inc., Tandem Diabetes Care Inc. and UroGen Pharmaceuticals LTD, as well as various other private companies.

Dr. Cohen received his bachelor’s degree in molecular biophysics and biochemistry from Yale University, his D.Phil. in molecular biophysics from the University of Oxford on a Rhodes Scholarship, his doctor of medicine from Stanford University and his postdoctoral training and postgraduate medical training in internal medicine and endocrinology at UCSF.

About Intellia Therapeutics

Intellia Therapeutics is a leading genome editing company focused on developing proprietary, curative therapeutics using the CRISPR/Cas9 system. Intellia believes the CRISPR/Cas9 technology has the potential to transform medicine by permanently editing disease-associated genes in the human body with a single treatment course, and through improved cell therapies that can treat cancer and immunological diseases, or can replace patients’ diseased cells. The combination of deep scientific, technical and clinical development experience, along with its leading intellectual property portfolio, puts Intellia in a unique position to unlock broad therapeutic applications of the CRISPR/Cas9 technology and create a new class of therapeutic products. Learn more about Intellia Therapeutics and CRISPR/Cas9 at intelliatx.com and follow us on Twitter @intelliatweets.

Forward-Looking Statements

This press release contains “forward-looking statements” of Intellia Therapeutics, Inc. (“Intellia”) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements regarding Intellia’s ability to advance and expand the CRISPR/Cas9 technology to develop into human therapeutic products, as well as our CRISPR/Cas9 intellectual property portfolio; our ability to achieve stable or effective genome editing; the timing and potential achievement of milestones to advance our pipeline; and our growth as a company and the anticipated contribution of the members of our board of directors and our executives to our operations and progress.

Any forward-looking statements in this presentation are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks related to Intellia’s ability to protect and maintain our intellectual property position; risks related to the ability of our licensors to protect and maintain their intellectual property position; uncertainties related to the initiation and conduct of studies and other development requirements for our product candidates; the risk that any one or more of Intellia’s product candidates will not be successfully developed and commercialized; the risk that the results of preclinical studies will not be predictive of future results in connection with future studies; the risk that Intellia’s collaborations with Novartis or Regeneron or its other ex vivo collaborations will not continue or will not be successful; and risks related to the competitive landscape. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Intellia’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intellia’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in Intellia’s other filings with the Securities and Exchange Commission. All information in this presentation is as of the date of the release, and Intellia Therapeutics undertakes no duty to update this information unless required by law.

Intellia Contacts:

Media:

Jennifer Mound Smoter

Senior Vice President

External Affairs & Communications

+1 857-706-1071

jenn.smoter@intelliatx.com

Investors:

Lindsey Trickett

Vice President

Investor Relations

+1 857-285-6211

lindsey.trickett@intelliatx.com

Lynnea Olivarez Associate Director External Affairs & Communications +1 956-330-1917 lynnea.olivarez@intelliatx.com

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